Exhibit 10.27

ADVANCED DISPOSAL SERVICES, INC.

SHORT TERM INCENTIVE COMPENSATION PLAN

1.              Background and Purpose.

1.1                Purpose.  The purpose of the Advanced Disposal Services, Inc. Short Term Incentive Compensation Plan is to motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain corporate, business unit and individual performance goals.  Certain awards under the Plan may be intended to qualify as performance-based compensation deductible by the Company under the qualified performance-based compensation exception to Section 162(m) of the Code.

1.2                Effective Date.  The Plan is effective as of the business day immediately prior to the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, with respect to any class of the Company’s equity securities.  The Plan will be submitted for approval by the Company’s shareholders no later than the end of the Section 162(m) Reliance Period, and shall remain in effect until it has been terminated pursuant to Section 9.6.

2.              Definitions.  The following terms shall have the following meanings:

2.1                “Affiliate” means any corporation or other entity controlled by the Company.

2.2                “Award” means an award granted pursuant to the Plan, the payment of which shall be contingent on the attainment of Performance Targets with respect to a Performance Period, as determined by the Committee pursuant to Section 6.1.

2.3                “Base Salary” means the Participant’s annualized rate of base salary on the last day of the Performance Period before (i) deductions for taxes or benefits and (ii) deferrals of compensation pursuant to any Company or Affiliate-sponsored plans.

2.4                “Board” means the Board of Directors of the Company, as constituted from time to time.

2.5                “Cause” means:

(a)                If the Participant is a party to an employment agreement with the Company or an Affiliate and such agreement provides for a definition of Cause, the definition contained therein;

(b)                If no such agreement exists, or if such agreement does not define Cause:

(i)                    the Participant’s material failure to perform his or her employment duties for the Company or an Affiliate (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)                 the Participant’s willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company or its Affiliates;

(iii)              the Participant’s embezzlement, misappropriation or fraud, whether or not related to the Participant’s employment with the Company or its Affiliates; or

(iv)             the Participant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Participant’s ability to perform services for the Company or its Affiliates or results in material harm to the Company or its Affiliates.

2.6                “Change in Control” has the meaning set forth in the Advanced Disposal Services, Inc. 2016 Omnibus Equity Plan.

2.7                “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.

2.8                “Committee” means the Compensation Committee of the Board, any successor committee thereto, or any other committee appointed from time to time by the Board to administer the Plan.  For purposes of the Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to Section 3.4.

2.9                “Company” means Advanced Disposal Services, Inc. a Delaware corporation, and any successor thereto.

2.10         “Disability” means eligibility for disability benefits under the terms of the Company’s long-term disability plan in effect for the Participant at the time the Participant becomes disabled.

2.11         “Effective Date” means the business day immediately prior to the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, with respect to any class of the Company’s equity securities.

2.12         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any regulations or authoritative guidance promulgated thereunder and successor provisions thereto.

2.13         “Maximum Award” means as to any Participant for any Plan Year, five million dollars.  The Maximum Award limit shall be pro-rated for any Award payable with respect to a Performance Period that is shorter than one year.

2.14         “Participant” means those key employees of the Company or its Affiliates (excluding employees participating for the Plan Year in any other short-term incentive plan of the Company or an Affiliate) who are selected by the Committee to receive an Award for the Plan Year.

2.15         “Performance Criteria” means the performance criteria upon which the Performance Targets for a particular Performance Period are based.  In the case of Awards intended to meet the requirements for qualified performance-based compensation under Section 162(m) of the Code, the Performance Criteria may include any of the following:  net income; cash flow or cash flow return on investment or cash flow per share; operating cash flow; pre-tax or post-tax profit levels or earnings; profit in excess of cost of capital; operating earnings; return on investment; free cash flow; free cash flow per share; earnings per share; return on assets; return on net assets; return on equity; return on capital; return on invested capital; return on sales; sales growth; growth in managed assets; gross margin; operating margin; operating income; total shareholder return or stock price appreciation; EBITDA; EBITA; revenue; net revenues; market share, market penetration; productivity improvements; inventory turnover measurements; working capital turnover measurements; reduction of losses, loss ratios or expense ratios; reduction in fixed costs; operating cost management; cost of capital; debt reduction; and safety measurements or other operational criteria that are objectively determinable.

With respect to Awards that are not intended to constitute qualified performance-based compensation under Section 162(m) of the Code, the Committee may establish Performance Targets based on any Performance Criteria it deems appropriate.

Performance Criteria may relate to the performance of the Company as a whole, a business unit, division, department, individual or any combination of these and may be applied on an absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, as the Committee shall determine.

2.16         “Performance Targets” means the goals selected by the Committee, in its discretion, to be applicable to a Participant for any Performance Period.  Performance Targets shall be based upon one or more Performance Criteria.  Performance Targets may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the Target Award will be paid and may also include a maximum level of performance above which no additional Award amount will be paid.

2.17         “Performance Period” means the period for which performance is calculated, which, unless otherwise indicated by the Committee, shall be the Plan Year.

2.18         “Plan” means the Advanced Disposal Services, Inc. Short Term Incentive Compensation Plan, as amended from time to time.

2.19         “Plan Year” means the Company’s fiscal year.

2.20         “Pro-rated Award” means an amount equal to the Award otherwise payable to the Participant for a Performance Period in which the Participant was actively employed by the Company or an Affiliate for only a portion thereof, multiplied by a fraction, the numerator of which is the number of days the Participant was actively employed by the Company or an Affiliate during the Performance Period and the denominator of which is the number of days in the Performance Period.

2.21         “Section 162(m) Determination Date” means the earlier of: (a) the 90th day of the Performance Period; or (b) the date on which 25% of the Performance Period has elapsed.  The Determination Date shall be a date on which the outcomes of the Performance Targets are substantially uncertain.

2.22         “Section 162(m) Reliance Period” means the period beginning on the Effective Date and ending on the earlier to occur of: (i) the material modification of the Plan within the meaning of Treas. Reg. §1.162-27(b)(1)(iii) or any successor provision; or (ii) the first meeting of the Company’s shareholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the Company’s initial public offering occurs.

2.23         “Target Award” means the target award payable under the Plan to a Participant for a particular Performance Period, expressed as a percentage of the Participant’s Base Salary.  In special circumstances, the target award may be expressed as a fixed amount of cash.

3.              Administration.

3.1                Administration by the Committee.  The Plan shall be administered by the Committee.

3.2                Authority of the Committee.  Subject to the provisions of the Plan and applicable law, the Committee shall have the power, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the terms and conditions of any Award; (iii) determine whether, to what extent and under what circumstances Awards may be forfeited or suspended; (iv) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or any instrument or agreement relating to, or Award granted under, the Plan; (v) establish, amend, suspend or waive any rules for the administration, interpretation and application of the Plan; and (vi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

3.3                Decisions Binding.  All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

3.4                Delegation by the Committee.  The Committee, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its responsibility to (i) make Awards to the Company’s executive officers; (ii) make Awards which are intended to constitute qualified performance-based compensation under Section 162(m) of the Code; or (iii) certify the satisfaction of the Performance Targets pursuant to Section 6.1 in accordance with Section 162(m) of the Code.

3.5                Agents; Limitation of Liability.  The Committee may appoint agents to assist in administering the Plan.  The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company, the Company’s certified public accountants, consultants or any other agent assisting in the administration of the Plan.  Members of the Committee and any officer or employee of the Company acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.              Eligibility and Participation.

4.1                Eligibility.  The individuals entitled to participate in the Plan shall be those key employees of the Company or its Affiliates (excluding employees participating for the Plan Year in any other short-term incentive plan of the Company) who are selected by the Committee to receive an Award for the Plan Year.

4.2                Participation.  The Committee, in its discretion, shall select the persons who shall be Participants for the Performance Period.  In the case of Awards intended to meet the requirements for qualified performance-based compensation under Section 162(m) of the Code, such selection shall be made no later than the Section 162(m) Determination Date.  Only eligible individuals who are designated by the Committee to participate in the Plan with respect to a particular Performance Period may participate in the Plan for that Performance Period.  An individual who is designated as a Participant for a given Performance Period is not guaranteed or assured of being selected for participation in any subsequent Performance Period.

4.3                New Hires; Newly Eligible Participants.  A newly hired or newly eligible Participant will be eligible to receive a Pro-rated Award.  The amount of any Award paid to such Participant shall not exceed that proportionate amount of the Maximum Award set forth in Section 2.14.

4.4                Leaves of Absence.  If a Participant is on a leave of absence for a portion of a Performance Period, the Participant will be eligible to receive a Pro-rated Award reflecting participation for the period during which he or she was actively employed and not any period when he or she was on leave.

5.              Terms of Awards.

5.1                Determination of Target Awards.  Prior to, or reasonably promptly following the commencement of each Performance Period, the Committee, in its sole discretion, shall establish the Target Award for each Participant, the payment of which shall be conditioned on the achievement of the Performance Targets for the Performance Period.  In the case of Awards intended to meet the requirements for qualified performance-based compensation under Section 162(m) of the Code, such determination shall be made no later than the Section 162(m) Determination Date.

5.2                Determination of Performance Targets and Performance Formula.  Prior to, or reasonably promptly following the commencement of, each Performance Period, the Committee, in its sole discretion, shall establish the Performance Targets for the Performance Period and shall prescribe a formula for determining the percentage of the Target Award which may be payable based upon the level of attainment of the Performance Targets for the Performance Period.  The Performance Targets shall be based on one or more Performance Criteria, each of which may carry a different weight, and which may differ from Participant to Participant.  In the case of Awards intended to meet the requirements for qualified performance-based compensation under Section 162(m) of the Code, all such actions shall be completed by no later than the Section 162(m) Determination Date.

5.3                Adjustments.

(a)                The Committee is authorized, in its sole discretion, to adjust or modify the calculation of a Performance Target for a Performance Period:

(i)                    to reflect a recapitalization, reorganization, stock split or dividend, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event occurring during the relevant Performance Period;

(ii)                 to exclude the effect of any “extraordinary items” under the Generally Accepted Accounting Principles, including, without limitation, any changes in accounting standards; or

(iii)              to reflect all items of gain, loss or expense for a fiscal year that are related to special, unusual or non-recurring items, events or circumstances affecting the Company or the financial statements of the Company.

(b)                The Committee may, however, provide at the time the Performance Targets are established that one or more of the foregoing adjustments will not be made as to one or more designated Awards.  In the case of Awards intended to meet the requirements for qualified performance-based compensation under Section 162(m) of the Code, no adjustment shall be made if the effect would be to cause such Awards to fail to so qualify.

6.              Payment of Awards.

6.1                Determination of Awards; Certification.

(a)                Following the completion of each Performance Period, the Committee shall determine the extent to which the Performance Targets have been achieved or exceeded.  If the minimum Performance Targets established by the Committee are not achieved, no payment will be made.

(b)                To the extent that the Performance Targets are achieved, the Committee shall determine, and in the case of Awards intended to meet the requirements for qualified performance-based compensation under Section 162(m) of the Code shall certify in writing, the extent to which the Performance Targets applicable to each Participant have been achieved and shall then determine the amount of each Participant’s Award.

(c)                 In determining the amount of each Award, the Committee may reduce or eliminate the amount of an Award by applying negative discretion if, in its sole discretion, such reduction or elimination is appropriate.   In the case of Awards other than Awards intended to meet the requirements for qualified performance-based compensation under Section 162(m) of the Code, the Committee may also exercise its discretion to increase the amount of an Award to the extent that it believes that circumstances so warrant.

(d)                In no event shall the amount of an Award for any Plan Year exceed the Maximum Award.

6.2                Form and Timing of Payment.  Except as otherwise provided herein, as soon as practicable following the Committee’s certification pursuant to Section 6.1 for the applicable Performance Period, each Participant shall receive a cash lump sum payment of his or her Award, less required withholdings.  In no event shall such payment be made later than two and one-half months following the date the Committee certifies that the Performance Targets have been achieved.

6.3                Employment Requirement.  Except as otherwise provided in Section 7, no Award shall be paid to any Participant who is not actively employed by the Company or an Affiliate on the date that Awards are paid.

6.4                Deferral of Awards.  The Committee, in its sole discretion, may permit a Participant to defer the payment of an Award that would otherwise be paid under the Plan.  Any deferral election shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

7.              Termination of Employment.

7.1                Employment Requirement.  Except as otherwise provided in Section 7.2 and subject to a Participant’s employment agreement with the Company or an Affiliate, if a Participant’s employment terminates for any reason prior to the date that Awards are paid, all of the Participant’s rights to an Award for the Performance Period shall be forfeited.  However, the Committee, in its sole discretion, may pay a Pro-rated Award, subject to the Committee’s certification that the Performance Targets for the Performance Period have been met.  Such Pro-rated Award will be paid at the same time and in the same manner as Awards are paid to other Participants.  Notwithstanding the foregoing, if a Participant’s employment is terminated for Cause, the Participant shall in all cases forfeit any Award not already paid.

7.2                Termination of Employment Due to Death or Disability.  Unless a Participant’s employment agreement with the Company or an Affiliate states otherwise, if a Participant’s employment is terminated by reason of his or her death or Disability during a Performance Period or following a Performance Period but before the date that Awards are paid, the Participant or his or her beneficiary will be paid a Pro-rated Award (in the case of termination during a Performance Period) or the Award that would otherwise be payable if the Participant remained employed through the date that Awards are paid (in the case of termination following a Performance Period but before Awards were paid).  In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred on the date that the Committee determines that the Participant is Disabled.  Payment of such Pro-rated Award or Award, as applicable, will be made at the same time and in the same manner as Awards are paid to other Participants.

8.              Change in Control.  Unless a Participant’s employment agreement with the Company or an Affiliate states otherwise, if a Change in Control occurs during a Performance Period, each Participant will receive an amount equal to his or her Target Award multiplied by a fraction, the numerator of which equals the number of days that have elapsed since the beginning of the Performance Period through and including the date of the Change in Control and the denominator of which equals the number of days in the Performance Period.  The Company shall then have no further obligation in connection with the Participant’s Award for the Plan Year.  Awards paid in connection with a Change in Control will be paid within sixty (60) days following the Change in Control.

9.              General Provisions.

9.1                Compliance with Legal Requirements.  The Plan and the granting of Awards shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

9.2                Non-Transferability.  A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or transferred, except, in the event of the Participant’s death, to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution.

9.3                No Right to Employment.  Nothing in the Plan or in any notice of Award shall confer upon any person the right to continue in the employment of the Company or any Affiliate or affect the right of the Company or any Affiliate to terminate the employment of any Participant.

9.4                No Right to Award.  Unless otherwise expressly set forth in an employment agreement signed by the Company and a Participant, a Participant shall not have any right to any Award under the Plan until such Award has been paid to such Participant.  Participation in the Plan in one Performance Period does not connote any right to become a Participant in the Plan in any future Performance Period.  There is no obligation for uniformity of treatment of Participants under the Plan.

9.5                Withholding.  The Company shall have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.

9.6                Amendment or Termination of the Plan.  The Board or the Committee may, at any time, amend, suspend or terminate the Plan in whole or in part, provided that no amendment that requires shareholder approval in order for the Plan to continue to comply with Section 162(m) of the Code shall be effective unless approved by the requisite vote of the shareholders of the Company.  Notwithstanding the foregoing, no amendment shall adversely affect the rights of any Participant to Awards allocated prior to such amendment.

9.7                Unfunded Status.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person.  To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.  All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.  The Plan is not intended to be subject to ERISA.

9.8                Governing Law. The Plan shall be construed, administered and enforced in accordance with the laws of Delaware without regard to conflicts of law.

9.9                Beneficiaries.  To the extent that the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices.  If no such beneficiary has been designated or survives the Participant, payment shall be made by will or the laws of descent or distribution.

9.10         Section 162(m) of the Code.  Unless otherwise determined by the Committee, or expressly provided herein, in the case of Awards intended to meet the requirements for qualified performance-based compensation under Section 162(m) of the Code the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the maximum deductibility by the Company of the payment of such Awards.

9.11         Section 409A of the Code.  It is intended that, except for payments which a Participant has elected to defer pursuant to Section 6.4, payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code.  In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan shall be interpreted and construed accordingly.

9.12         Expenses.  All costs and expenses in connection with the administration of the Plan shall be paid by the Company.

9.13         Section Headings.  The headings of the Plan have been inserted for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such headings, shall control.

9.14         Severability.  In the event that any provision of the Plan shall be considered illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been contained therein.

9.15         Gender and Number.  Except where otherwise indicated by the context, wherever used, the masculine pronoun includes the feminine pronoun, the plural shall include the singular and the singular shall include the plural.

9.16         Non-Exclusive.  Nothing in the Plan shall limit the authority of the Company, the Board or the Committee to adopt such other compensation arrangements, as it may deem desirable for any Participant.

9.17         Notice.  The Committee shall determine for each Plan Year the time and manner of notice to Participants regarding Awards.

9.18         Successors.  All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.

9.19         Clawback.  Any payments made pursuant to the Plan shall be subject to any recoupment policy adopted by the Company or required by law as in effect from time to time.